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Exhibit 99.1

                      Contact
                      Noam Saxonhouse, Investor Relations
                      703/526-5093

FOR IMMEDIATE RELEASE

MILLS CORP. REPORTS STRONG SECOND QUARTER RESULTS

Arlington, VA, August 13, 2003—The Mills Corporation (NYSE: MLS), owner and operator of innovative retail and entertainment destinations, announced results of operations for the second quarter of 2003 and for the six months ended June 30, 2003.

Financial Results

Net income available to common stockholders for the quarter ended June 30, 2003 was $30.6 million or $0.69 per diluted share as compared to $15.8 million or $0.45 per diluted share for the same period one year ago. Net income available to common stockholders for the six months ended June 30, 2003 was $46.9 million or $1.07 per diluted share as compared to $25.7 million or $0.79 per diluted share for the six months ended June 30, 2002.

For the quarter ended June 30, 2003, Funds from Operations (FFO) available to Common Stockholders—a standard measure of operating performance for REITs—increased 32% to $50.0 million from $38.0 million for the same period in 2002. On a diluted per share basis, FFO increased 14% to $0.82 per diluted share for the quarter ended June 30, 2003 from $0.72 per diluted share for the quarter ended June 30, 2002. FFO for the six months ended June 30, 2003 increased 33% to $96.2 million from $72.1 million for the same period one year ago. FFO per diluted share for the six months ended June 30, 2003 increased 10% to $1.60 per diluted share from $1.46 per diluted share for the same period in 2002.

The increase in FFO between the first six months of 2003 and the first six months of 2002 was impacted by a $7.9 million decrease in Mills' share of gains on land sales. The Company's gains on land sales during the first six months of 2002 were unusually high. Land sales in the first half of 2003 are in-line with historical quarterly trends. In the first half of 2003, declining land sales were offset by increases attributable to the recent mall acquisitions, an increase in the Company's share of FFO from unconsolidated joint ventures as a result of the acquisition of interests in five existing operating joint ventures in May of 2002 and NOI growth in our core portfolio.

The Company's financial results and FFO calculation do not include the final impact of the allocation of purchase price to both tangible and intangible assets for the recent acquisitions as required by FASB Statement 141. The Company has one year from the date of an acquisition to complete this calculation. The Company anticipates that it will make adjustments related to FASB Statement 141, for the recent acquisitions in its third quarter financial results.

Operating Highlights

Operating highlights for our projects, excluding the 21st Century Retail and Entertainment Centers (traditional retail regional malls) except where noted, were as follows:

  •
  Total reported gross tenant sales for the six months ended June 30, 2003 increased approximately 3.2% to $1.93 billion as compared to $1.87 billion for the prior-year period.
  •
  Comparable specialty tenant reported same space sales for properties owned by the Company for the past 18 months decreased approximately 1.7% for the six months ended June 30, 2003 versus the same period in 2002.
  Comparable sales for the entire portfolio, including the 21st Century Retail and Entertainment Centers acquired in the first quarter of 2003 and the fourth quarter of 2002, decreased approximately 1.5%.

  •
  For the 12 months ended June 30, 2003, gross specialty tenant reported sales per square foot for the entire portfolio, including the 21stCentury Retail and Entertainment Centers acquired in the first quarter of 2003 and the fourth quarter of 2002, were $332 per square foot versus $326 per square foot for the 12 months ended June 30, 2002.
  •
  Stabilized comparable property net operating income increased approximately 8.2% for the three months ended June 30, 2003 as compared to the same period in 2002. Stabilized comparable property net operating income increased approximately 4.9% for the six months ended June 30, 2003 as compared to the same period in 2002.
  •
  The average initial base rent for specialty store leases opened during the first six months of 2003 was $27.75 per square foot, which was 8.8% higher than rents for tenants who closed or whose leases expired during the period.
  •
  Stabilized comparable property occupancy was 93.8% on June 30, 2003 versus 91.9% on June 30, 2002. Total portfolio occupancy (including the 21st Century Retail and Entertainment Centers acquired in the first quarter of 2003 and the fourth quarter of 2002, and non-stabilized development projects) as of June 30, 2003 was 93.2% versus 91.9% as of June 30, 2002.

Ken Parent, Chief Operating Officer, states, "During the second quarter our portfolio grew by six million square feet including the development of Madrid Xanadú and the acquisition of Del Amo. Madrid Xanadú was 97% leased by its grand opening in May, and has had a high volume of traffic since opening. The successful opening of this project represents an important milestone in our European development program."

"In June we acquired Del Amo for $442 million. We plan to redevelop the property's vacant wing, utilizing our experience developing large retail and entertainment destinations, to create the dominant mall in Southern California."

"Our core portfolio continues to attract tenants as evidenced by our leasing spreads and consistently high occupancy. The impressive results in our core portfolio together with our development opportunities both domestically and internationally have positioned the Mills Corporation for strong NOI and FFO per share growth in the second half of 2003 and beyond."

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 25 retail and entertainment destination centers totaling approximately 32 million square feet, including the recent acquisition of the Great Mall of the Bay Area. Currently, the Company has seven projects under construction and/or development around the world. The Company's Internet address is www.millscorp.com.

Supplemental Materials

The Company's SEC Filings (Forms 10-Q & 10-K) and supplemental information packages (Form 8-K) are available on the Company's website at www.millscorp.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@millscorp.com. The second quarter 2003 supplemental information package will be available on the Company's website at 8:30 am on August 13, 2003.

The Company will provide an online simulcast of its second quarter 2003 conference call at www.millscorp.com. To listen to the live call, please go to the Company's website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 12:00 p.m. ET Wednesday, August 13, 2003. An online replay will be available for approximately 90 days at www.millscorp.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1.

  •
  Funds from Operations (FFO)
  •
  Net Operating Income (NOI)
  •
  Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that its actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
		(Restated)[1]		(Restated)[1]
Statements of Operations Data:
Revenues:
Minimum rent	$46,323	$25,599	$88,564	$51,257
Percentage rent	196	27	243	216
Recoveries from tenants	22,998	12,715	44,552	25,107
Other property revenue	7,590	2,669	11,530	6,281
Management fee income from unconsolidated joint ventures	3,238	2,805	6,331	5,370
Other fee income from unconsolidated joint ventures	1,432	2,328	2,280	3,507

Total operating revenues	81,777	46,143	153,500	91,738

Expenses:
Recoverable from tenants	19,443	10,920	38,250	21,600
Other operating	3,515	1,372	5,108	2,744
General and administrative	4,802	3,241	9,136	6,537
Depreciation and amortization	17,013	9,947	33,643	20,006

Total operating expenses	44,773	25,480	86,137	50,887

	37,004	20,663	67,363	40,851
Other income and expenses:
Equity in earnings of unconsolidated joint ventures	6,023	3,196	9,680	9,347
Equity in foreign currency exchange (losses) gains, net	(326)	—	1,284	—
Interest income	2,479	2,255	4,909	3,490
Interest expense, net	(16,720)	(11,190)	(30,192)	(23,294)
Loss on debt extinguishment	(550)	—	(550)	—
Other income (expense)	(62)	1,894	(235)	1,924
Foreign currency exchange gains, net	20,821	6,599	23,080	6,599

Income before discontinued operations and minority interest	48,669	23,417	75,339	38,917
Discontinued operations	—	98	128	198

Income before minority interest	48,669	23,515	75,467	39,115
Minority interest, including Series D Preferred Unit distributions	(11,493)	(7,668)	(17,610)	(13,371)

Net income	37,176	15,847	57,857	25,744
Series B, Series C and Series E Preferred Stock dividends	(6,616)	—	(10,994)	—

Income available to common stockholders	$30,560	$15,847	$46,863	$25,744

1.
Restatement of Foreign Currency Transactions

        Prior to the fourth quarter of 2002, the Company accounted for its investments in and advances to foreign operations in U.S. dollars. The Company determined that it was appropriate to denominate investments and advances in the currency in which the investee operates. Therefore, the Company restated its operating results for foreign currency exchange gains totaling $6.6 million before minority interest in the second quarter of 2002.

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA (Continued)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
		(Restated)[1]		(Restated)[1]
Earnings per Common Share — Basic:
Income before discontinued operations per common share available to common stockholders, net of minority interest and preferred stock dividends	$0.70	$0.46	$1.08	$0.80
Discontinued operations	—	—	—	—

Income per common share	$0.70	$0.46	$1.08	$0.80

Earnings per Common Share — Diluted:
Income before discontinued operations per common share available to common stockholders, net of minority interest and preferred stock dividends	$0.69	$0.45	$1.07	$0.79
Discontinued operations	—	—	—	—

Income per common share	$0.69	$0.45	$1.07	$0.79

Funds From Operations:
Income before minority interest	$48,669	$23,515	$75,467	$39,115
Adjustments:
Add: Depreciation and amortization	16,162	9,377	32,233	18,874
Add: Depreciation and amortization of unconsolidated joint ventures	12,536	11,710	24,043	20,715
Less: Gain on foreign currency exchange, net	(20,821)	(6,599)	(23,080)	(6,599)
Less: Equity in foreign currency exchange gains (losses), net	326	—	(1,284)	—

Funds from operations	56,872	38,003	107,379	72,105
Less: Series B, Series C and Series E Preferred Stock dividends and Series D Preferred Unit distributions	(6,849)	—	(11,227)	—

Funds from operations available to common stockholders	$50,023	$38,003	$96,152	$72,105

Funds from operations per common share (Basic)	$0.84	$0.74	$1.62	$1.48

Funds from operations per common share (Diluted)	$0.82	$0.72	$1.60	$1.46

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	43,562	34,955	43,171	31,877
Weighted average common shares and units	59,774	51,674	59,389	48,635
Diluted:
Weighted average common shares	44,441	35,823	43,986	32,742
Weighed average common shares and units	60,653	52,542	60,204	49,499

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  Exhibit 99.1
THE MILLS CORPORATION SUPPLEMENTAL FINANCIAL DATA (In thousands, except per share data)
THE MILLS CORPORATION SUPPLEMENTAL FINANCIAL DATA (Continued) (In thousands, except per share data)